   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 2002

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO


                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933



                              STEEL DYNAMICS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   INDIANA                                        35-1929476
       (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)


    6714 POINTE INVERNESS WAY, SUITE 200                 TRACY L. SHELLABARGER, VP, CFO
         FORT WAYNE, INDIANA 46804                   6714 POINTE INVERNESS WAY, SUITE 200
             (260) 459-3553                                 FORT WAYNE, INDIANA 46804
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE                    (260) 459-3553
     NUMBER, INCLUDING AREA CODE, OF               (NAME, ADDRESS, INCLUDING ZIP CODE, AND
 REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)        TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                                                              AGENT FOR SERVICE)




                                   COPIES TO:
                             ROBERT S. WALTERS, ESQ.
                              BARRETT & McNAGNY LLP
                              215 EAST BERRY STREET
                            FORT WAYNE, INDIANA 46802
                                  260-423-9551



        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this registration statement.



If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH                           PROPOSED
CLASS OF                                MAXIMUM          PROPOSED
SECURITIES TO BE      AMOUNT TO BE      OFFERING PRICE   MAXIMUM                  AMOUNT OF
REGISTERED            REGISTERED        PER SHARE        AGGREGATE PRICE (1)      REGISTRATION FEE

Common Stock,
par value $0.01 per
share                                                    $22,005,000              $2,024.46


(1) Calculated in accordance with Rule 457(o).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THEIR SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                  $22,005,000


                              STEEL DYNAMICS, INC.

                                  COMMON STOCK


Certain of the selling stockholders identified in this prospectus are offering for sale from time to time under this prospectus a number of shares of our common stock, $.01 par value per share, that will be finally determined by dividing $7,333,334 by the closing price of our common stock on the second business day prior to March 1, 2002 and, again, on March 15 and 29, 2002, for an aggregate of $22 million in market value on the three issuance dates. These selling stockholders, which are all banks and other financial institutions that loaned money to our Iron Dynamics, Inc. subsidiary, are entitled to receive these newly issued shares as part of a settlement agreement with Iron Dynamics and us under the terms of which they have agreed to retire Iron Dynamics' existing $58,986,841 debt, approximately $14.1 million of which we had previously agreed to guaranty. As consideration, we have agreed to pay them $15 million in cash, which we have already done, we have agreed to issue them $22 million of our common stock, the resale of which is the subject of this prospectus, and we have agreed to make certain future contingent payments measured by future Iron Dynamics earnings, not exceeding the unpaid difference between the sum of these two payments and the existing debt.



The selling stockholders may sell these shares from time to time at prevailing market prices for the shares or in negotiated transactions. For additional information on the methods of sale, please refer to the section entitled "Plan of Distribution" on page 10 of this prospectus.


We will not receive any portion of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all expenses of registration incurred in connection with this offering, including printing expenses, accounting fees, legal fees and filing fees. The selling stockholders will pay their own commissions, discounts, selling and other expenses of disposition.


Our shares of common stock are quoted on The Nasdaq National Market System under the symbol "STLD." The shares of our common stock offered for the account of the selling stockholders will be offered at the market price on the day of sale. On February 25, 2002, the last reported sale price of our common stock was $13.68 per share.



Investing in our common stock involves risks. See "Risk Factors" beginning on page 3 of this prospectus.


                      THIS IS NOT AN UNDERWRITTEN OFFERING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is March 1, 2002.


                                TABLE OF CONTENTS


                                                                                PAGE

                 Our Company.....................................................  1
                 Forward Looking Statements......................................  1
                 Risk Factors....................................................  3
                 Use of Proceeds.................................................  9
                 Selling Stockholders............................................  9
                 Plan of Distribution............................................ 10
                 Legal Matters................................................... 11
                 Experts......................................................... 12
                 Incorporation of Certain Documents by Reference................. 12
                 Where You Can Find More Information............................. 13

                                   OUR COMPANY

Steel Dynamics, Inc. is an Indiana corporation, and the mailing address of our executive offices is 6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804. Our telephone number is 260-459-3553.


We own and operate a flat rolled mini-mill on an 840-acre site in Butler, Indiana, which began commercial production in January 1996. Our Butler mill was constructed in only 14 months, which we believe is the fastest construction period ever for this kind of facility, and at a capital cost of approximately $280 million, which we believe is approximately 20% less than the cost of comparable mini-mills currently operating. Our Butler mill has an annual production capacity of 2.2 million tons and produces a broad range of high quality flat rolled carbon steel products. We sell a large variety of hot rolled, cold rolled and coated steel products. We also sell high value-added products, such as mild and medium carbon hot rolled bands, high strength low alloy hot rolled bands, high strength low alloy 80,000 minimum yield hot rolled sheet, hot rolled and cold rolled hot dipped galvanized sheet and fully processed cold rolled sheet. We sell our products directly to end users and through steel service centers primarily in the Midwestern United States. Our products are used in numerous sectors, including the automotive, construction and commercial industries.

During May 2001, we began construction of a new state-of-the-art structural steel and rail mini-mill on a 609-acre site in Whitley County, Indiana. We estimate that this new facility will cost approximately $315 million, excluding capitalized interest. We believe that this mill will have an annual production capacity of 1.0 to 1.3 million tons, depending on the mix of products. We expect to commence production of structural steel during the second quarter of 2002 and of rails during the first quarter of 2003. Our structural steel facility is designed to produce structural steel beams, pilings and other steel components for the building, construction, transportation and industrial machinery markets. Our rail manufacturing facility is designed to produce a variety of standard and premium grade rails, including head-hardened rails, in a range of weights and lengths, for the railroad industry as well as for rail contractors, transit districts and short-line railroads.

In July 2000, our new venture, New Millennium Building Systems, LLC, began commercial production, only seven months after the commencement of plant construction. New Millennium produces steel joists, girders and trusses, as well as roof and floor decking materials for use in the construction of commercial, industrial and institutional buildings. It is attempting to position itself as the premier producer of these products.

                           FORWARD LOOKING STATEMENTS

Throughout this memorandum, we may make statements that express our opinions, expectations, or projections regarding future events or future results, in contrast with statements that reflect historical facts. These expressions, which we generally precede or accompany by such typical conditional words as "anticipate," "intend," "believe," "estimate," "plan," "seek," "project" or "expect," or by the words "may," "will," or "should," are intended to operate as "forward looking statements" of the kind permitted by the Private Securities Litigation Reform Act of 1995, incorporated in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. That legislation protects such predictive statements by creating a "safe harbor" from liability in the event that a particular prediction does not turn out as anticipated.

While we always intend to express our best judgment when we make statements about what we believe will occur in the future, and although we base these statements on assumptions that we believe to be reasonable when made, these forward looking statements are not a guarantee of performance, and you should not place undue reliance on such statements. Forward looking statements are subject to many uncertainties and other variable circumstances, many of which are outside of our control, that could cause our actual results and experience to differ materially from those we thought would occur.

The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

     o cyclical changes in market supply and demand for steel; general economic conditions; U.S. or foreign trade policy affecting steel imports or exports; and governmental monetary or fiscal policy in the U.S. and other major international economies;

     o risks and uncertainties involving new products or new technologies, such as our Iron Dynamics ironmaking process, in which the product or process or certain critical elements thereof may not work at all, may not work as well as expected, or may turn out to be uneconomic even if they do work;

     o changes in the availability or cost of steel scrap, steel scrap substitute materials or other raw materials or supplies which we use in our production processes, as well as periodic fluctuations in the availability and cost of electricity, natural gas or other utilities;

     o the occurrence of unanticipated equipment failures and plant outages or incurrence of extraordinary operating expenses;


     o actions by our domestic and foreign competitors, including the addition or reduction of production capacity, or loss of business from one or more of our major customers or end users;

     o labor unrest, work stoppages and/or strikes involving our own workforce, those of our important suppliers or customers, or those affecting the steel industry in general;

     o the effect of the elements upon our production or upon the production or needs of our important suppliers or customers;


     o the impact of or changes in environmental laws or in the application of other legal or regulatory requirements upon our production processes or costs of production or upon those of our suppliers or customers, including actions by government agencies, such as the U.S. Environmental Protection Agency or the Indiana Department of Environmental Management, on pending or future environmentally related construction or operating permits, such as the one affecting our Whitley County, Indiana structural and rail manufacturing project;

     o pending, anticipated or unanticipated private or governmental liability claims or litigation, or the impact of any adverse outcome of any currently pending or future litigation on the adequacy of our reserves, the availability or adequacy of our insurance coverage, our financial well-being or on our business and assets;

     o changes in interest rates or other borrowing costs, or the effect of existing loan covenants or restrictions upon the cost or availability of credit to fund operations or take advantage of other business opportunities;

     o changes in our business strategies or development plans which we may adopt or which may be brought about in response to actions by our suppliers or customers, and any difficulty or inability to successfully consummate or implement as planned any of our projects, acquisitions, joint ventures or strategic alliances; and

     o the impact of governmental approvals, litigation, construction delays, cost overruns or technology risk upon our ability to complete, start-up or continue to profitably operate a project, or to operate it as anticipated;

We also believe that you should read the many factors described in "Risk Factors" in the following section to better understand the risks and uncertainties inherent in our business and underlying any forward looking statements.

Any forward looking statements which we make in this memorandum speak only as of the date of such statement, and we undertake no ongoing obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

                                  RISK FACTORS

In addition to the information contained elsewhere, you should carefully consider the following risk factors before purchasing any shares of our common stock.

RISKS RELATED TO OUR BUSINESS

     TECHNOLOGY, OPERATING AND START-UP RISKS ASSOCIATED WITH OUR IRON DYNAMICS SCRAP SUBSTITUTE PROJECT MAY PREVENT US FROM REALIZING THE ANTICIPATED BENEFITS FROM THIS PROJECT AND COULD RESULT IN A LOSS OF OUR INVESTMENT.

Since 1997, our wholly-owned subsidiary, Iron Dynamics, Inc., has tried to develop and commercialize a pioneering process of producing a virgin form of iron that might serve as a lower cost substitute for a portion of the metallic raw material mix that goes into our electric arc furnaces to be melted into new steel. This scrap substitute project is the first of its kind. It involves processes that are based on various technical assumptions and new applications of technologies that have yet to be commercially proven. Since our initial start-up in August 1999, we have encountered a number of difficulties associated with major pieces of equipment and with operating processes and systems. Throughout the latter part of 1999 and 2000, our Iron Dynamics facility was shut down. During these shut downs, we engaged in time consuming and expensive redesign, re-engineering, reconstruction and retrofitting of major pieces of equipment, systems and processes. As a result, the Iron Dynamics project has taken considerably longer and has required us to expend considerably greater resources than originally anticipated. While we made significant progress during these shut downs in correcting various technical and other deficiencies, we have not yet been successful in achieving the results necessary to bring production output up and product costs down to the point of being commercially competitive. In February 2001, we re-started operations at our Iron Dynamics facility. However, in July 2001, we suspended these operations again, with no specific date set for resumption of operations. This shut down was a result of

     (1)  higher than expected start-up and process refinement costs;


     (2)  exceptionally high energy costs;


     (3)  low production quantities achieved at the Iron Dynamics facility; and


     (4)  historically low steel scrap pricing.


These factors made the cost of producing and using Iron Dynamics scrap substitute at our flat rolled mill higher than our cost of purchasing and using steel scrap. Furthermore, we believe that, even with additional development and refinement to the equipment, technology systems and processes, the Iron Dynamics facility may only be able to achieve monthly output levels between 75%-85% of our original estimates, resulting in higher unit costs than originally planned. We currently estimate that these developments and refinements will cost a total of approximately $14 million ($6 million of which we anticipate will come from a credit from one of our equipment manufacturers). We are currently evaluating the entire project, its costs and its potential benefits. We cannot assure you that our Iron Dynamics facility will become operational again. However, if we do decide to commence operations, we estimate that it will take at least 18 months to become commercially operational.

While we remain optimistic that the remaining start-up difficulties with the equipment, technology, systems and processes can be resolved, we cannot assure you that our Iron Dynamics facility will be able to consistently operate or be able to produce steel scrap substitute material in the quantities that will enable it to be cost competitive. If we abandon the project or if our Iron Dynamics process does not succeed, we would suffer the loss of our entire investment. As of December 31, 2001, our equity investment in the Iron Dynamics project was $121,331,634, in addition to Iron Dynamics' own $58,986,841 indebtedness to its bank lenders. As of December 31, 2001, after giving effect to the $15 million cash payment and the issuance of $22 million of our stock to the Iron Dynamic lenders under the Settlement Agreement, our equity investment in the Iron Dynamics project would have been $158,331,634. Moreover, we cannot assure you that, in connection with any restart of operations, our Iron Dynamics facility will not experience additional shutdowns or equipment failures or that any such shutdown or failure will not have a material adverse effect on our business, financial condition or results of operations.

     WE FACE LITIGATION RISKS IN CONNECTION WITH OUR TERMINATED THAILAND ADVISORY TRANSACTION.

During 1999, we and various investment banks were sued, under a variety of statutory and common law fraud and related claims, in various federal and state courts in a total of nine separate but related lawsuits. These lawsuits sought rescissionary or compensatory damages of approximately $240 million, as well as punitive damages in an unspecified amount, and treble damages in certain of the actions. The cases were brought by various institutional investors that purchased notes from the investment bank defendants. The notes were issued in March 1998 by affiliates of Nakornthai Strip Mill Public Company Limited, a Thai owner and operator of a steel mini-mill project. We were engaged to provide certain technical and operational post-offering advisory services to the Thai mill.

We have now settled seven of the nine cases. To the extent there were any monetary payments involved in such settlements, such payments were covered by our insurance carriers and were within applicable insurance coverages. However, we have now expended substantially all of our available insurance to settle these seven cases.

The remaining cases are two consolidated Minnesota federal court cases in the United States District Court for the District of Minnesota, Fourth Division, involving a claim for approximately $48 million in damages, and an Illinois state court case in the Circuit Court of Cook County, Illinois, involving a claim for approximately $65 million in damages. We have denied liability in connection with these cases, and we believe that we have meritorious legal and factual defenses. We cannot assure you, however, as to the ultimate outcome with respect to these two remaining cases or that we will not be found liable for damages in connection with one or both of these cases. We also cannot assure you that any adverse outcome to these cases will not have a material adverse effect on our business, financial condition and results of operations.

     WE RELY HEAVILY ON THE AUTOMOTIVE INDUSTRY TO PURCHASE OUR PRODUCTS.

Demand for a substantial portion of our steel products is affected by, among other things, the strength or weakness of the automotive industry. The automotive industry is cyclical and is affected by such things as the level of consumer spending, the strength or weakness of the dollar and the impact of international trade and various factors, such as labor unrest and the availability of raw materials, which bear upon the ability of the automotive industry to actually build cars. While we do not presently sell a material portion of our steel production directly to the automotive market, a substantial portion of our sales to the steel service center and converter market is resold to various companies in the automotive industry. In addition, to the extent that automobile manufacturers choose to incorporate more plastics, aluminum and other steel substitutes in their automobiles, this could also have a material adverse affect on our business.

     WE CANNOT CONTROL THE COST OF SCRAP AND OTHER RAW MATERIALS.

Our principal raw material is scrap metal derived primarily from junked automobiles, industrial scrap, railroad cars, railroad track materials, agricultural machinery and demolition scrap from obsolete structures, containers and machines. The prices for scrap are subject to market forces largely beyond our control, including demand by U.S. and international steel producers, freight costs and speculation. The prices for scrap have varied significantly, may vary significantly in the future and do not necessarily fluctuate in tandem with the price of steel. In addition, our operations require substantial amounts of other raw materials, including various types of pig iron, alloys, refractories, oxygen, natural gas and electricity, the price and availability of which are also subject to market conditions. We may not be able to adjust our product prices, especially in the short-term, to recover the costs of increases in scrap and other raw material prices. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material and energy costs to our customers.

     WE PRIMARILY RELY UPON ONE SUPPLIER TO MEET OUR STEEL SCRAP REQUIREMENTS.

Over the last several years, we have had an exclusive contract with OmniSource Corporation, one of the largest scrap processors and brokers in the Midwest, to purchase steel scrap. The contract extends at least through the end of December of 2002.

We cannot assure you that we will be able to renew the contract on favorable terms to us, if at all. If we are unable to renew the contract or it otherwise terminates, we would have to find another supplier for steel scrap. We cannot assure you that any substitute arrangements for steel scrap would be on the same or better terms as our contract with OmniSource or that we would be able to get sufficient quantities of scrap for our operations. Our failure to secure a stable supply of steel scrap would have an adverse effect on our business, financial condition and results of operations.

     THERE MAY BE POTENTIAL CONFLICTS OF INTEREST WITH REGARD TO OUR RELATIONSHIP WITH OMNISOURCE.

The chairman of the board and chief executive officer of OmniSource is also a member of our board of directors and is a substantial stockholder of Steel Dynamics. This person has obligations to us as well as to OmniSource and may have conflicts of interest with respect to matters potentially or actually involving or affecting us and OmniSource. OmniSource also supplies steel to many other consumers, including other steel mills. If a dispute should arise over the terms of the OmniSource agreement, OmniSource may be viewed as having a conflict of interest between what it perceives as being best for itself as a seller of scrap and what is best for us as a buyer of scrap. We cannot assure you that we will be able to resolve any potential conflicts or that, if resolved, we would not be able to receive a more favorable resolution if we were dealing with someone other than OmniSource.

     WE RELY UPON A SMALL NUMBER OF MAJOR CUSTOMERS FOR A SUBSTANTIAL PERCENTAGE OF OUR SALES AND ONE OF OUR MAIN CUSTOMERS IS A RELATED PARTY.

We have substantial business relationships with a few large customers. For the nine months ended September 30, 2001, our top ten customers accounted for approximately 53.55% of our total revenues. During this period, our largest customer, Heidtman Steel Products, Inc., accounted for more than approximately 20.75% of our total revenues.

We expect to continue to depend upon a small number of customers for a significant percentage of our total revenues, and cannot assure you that any of them will continue to purchase steel from us. A loss of any such customer or group of customers could have a material adverse effect on our business, financial condition and results of operations.

     THERE MAY BE POTENTIAL CONFLICTS OF INTEREST WITH REGARD TO OUR RELATIONSHIP WITH HEIDTMAN.

Heidtman is an affiliate of one of our large stockholders and its president and chief executive officer serves as one of our directors. This person has obligations to us as well as to Heidtman and may have conflicts of interest with respect to matters potentially or actually involving or affecting us and Heidtman. If a dispute arises over that agreement, Heidtman may be viewed as having a conflict of interest between what it perceives to be best for them as a buyer and what is best for us as the product seller. We cannot assure you that we will be able to resolve any potential conflicts or that, if resolved, we would not be able to receive a more favorable resolution if we were dealing with someone other than Heidtman.



     CONSTRUCTION RISKS ASSOCIATED WITH THE CONSTRUCTION OF OUR WHITLEY COUNTY STRUCTURAL STEEL AND RAIL MANUFACTURING FACILITY COULD RESULT IN MATERIALLY GREATER CAPITAL EXPENDITURES OR OPERATING COSTS THAN THOSE WE HAVE ANTICIPATED.

We commenced construction of a structural steel and rail manufacturing facility in Whitley County, Indiana, on May 1, 2001. We have incurred some and may incur additional contractor excess charges due to the almost two year delay in getting final U.S. Environmental Protection Agency approval to commence construction. There could also be other administrative delays, either local, state or federal, associated with the need to obtain other environmental, building, zoning or other permits or approvals. We currently estimate that this new facility will cost approximately $315 million (excluding capitalized interest), but this amount could increase if other difficulties are encountered or other unforeseen events occur.

We are also subject to all of the general risks associated with building, starting up and operating any new manufacturing facility. These risks involve construction delays, cost overruns or start-up difficulties. We could also experience operational difficulties after start-up that could result in our inability to operate the facility at full or near full capacity or at all. Any of these difficulties could adversely affect our business, results of financial condition and results of operations.

     UNEXPECTED EQUIPMENT FAILURES MAY LEAD TO PRODUCTION CURTAILMENTS OR SHUTDOWNS.

Our manufacturing processes are dependent upon critical pieces of steelmaking equipment, such as our furnaces, continuous casters and rolling equipment, as well as electrical equipment, such as transformers, which on occasion may be out of service as a result of unanticipated equipment failures. We have experienced and may in the future experience material plant shutdowns or periods of reduced production as a result of such equipment failures. Such interruptions in our production capabilities will inevitably adversely affect our productivity and results of operation for the affected period. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions.

     WE DEPEND HEAVILY ON OUR SENIOR MANAGEMENT AND WE MAY BE UNABLE TO REPLACE KEY EXECUTIVES IF THEY LEAVE.

Our operations and prospects depend in large part on the performance of our senior management team, including Keith E. Busse, president and chief executive officer, Mark D. Millett, vice president and general manager of our Flat Roll Division, Richard P. Teets, Jr., vice president and general manager of our Structural Division, Tracy L. Shellabarger, vice president and chief financial officer and John Nolan, vice president, sales and marketing. Although these senior managers have been employees and stockholders of Steel Dynamics for more than seven years, we cannot assure you that such individuals will remain with us as employees. In addition, we cannot be assured that we would be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of our senior management team or our inability to attract, retain and maintain additional senior management personnel could have a material adverse effect on our business, financial condition and results of operations.

     WE MAY FACE RISKS ASSOCIATED WITH THE IMPLEMENTATION OF OUR GROWTH
STRATEGY.

As part of our growth strategy, we may build additional plants, acquire other businesses, enter into joint ventures, or form strategic alliances that we believe will complement our existing business. These transactions will likely involve some or all of the following risks:

     o the difficulty of integrating the acquired operations and personnel into our existing business;


     o    the potential disruption of our ongoing business;


     o    the diversion of resources;


     o the inability of management to maintain uniform standards, controls, procedures and policies;


     o    the difficulty of managing the growth of a larger company;


     o    the risk of entering markets in which we have little experience;


     o the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprise;

     o the risk of contractual or operational liability to our venture participants or to third parties as a result of our participation;


     o the inability to work efficiently with joint venture or strategic alliance partners; and


     o    the difficulties of terminating joint ventures or strategic alliances.


These transactions might be required for us to remain competitive, but we cannot assure you that we can complete any such transactions on favorable terms or that we can obtain financing, if necessary, for such transactions on favorable terms. We also cannot assure you that any future transactions will improve our competitive position and business prospects as anticipated, and if they do not, our results of operations may be adversely affected.

     ENVIRONMENTAL REGULATION IMPOSES SUBSTANTIAL COSTS AND LIMITATIONS ON OUR OPERATIONS.

We are subject to various federal, state and local environmental laws and regulations concerning such issues as air emissions, wastewater discharges and solid and hazardous waste disposal. These regulations are increasingly stringent. While we believe that our facilities are and will continue to be in material compliance with all applicable environmental laws and regulations, it is possible that future conditions may develop, arise or be discovered that create substantial environmental compliance or remediation liabilities and costs. For example, our steelmaking operations produce certain waste products, such as electric arc furnace dust, which are classified as hazardous waste and must be properly disposed of under applicable environmental laws. These laws can impose clean up liability on generators of hazardous waste and other substances that are shipped off-site for disposal, regardless of fault or the legality of the disposal activities. While we believe that we can comply with environmental legislation and regulatory requirements and that the costs of doing so have been included within our budgeted cost estimates, it is possible that such restrictions will prove to be more limiting and costly than anticipated.

In addition to potential clean up liability, we may be subject to substantial monetary fines and penalties for violation of applicable laws, regulations or administrative conditions. We may also be subject from time to time to legal proceedings brought by private parties or governmental agencies with respect to environmental matters.

RISKS RELATED TO THE STEEL INDUSTRY




     IMPORTS OF STEEL INTO THE UNITED STATES HAVE AND CONTINUE TO ADVERSELY AFFECT U.S. STEEL PRICES, WHICH IN TURN HAS ADVERSELY AFFECTED OUR MARGINS AND RESULTS OF OPERATIONS.

U.S. steel producers compete with many foreign producers. Competition from foreign producers is typically strong, but it has increased as certain foreign economies, particularly in Eastern Europe, Asia and Latin America, have weakened. The economic difficulties in these countries have resulted in lower local demand for steel products and increased steel exports to the United States at depressed prices. To the extent that these economic difficulties continue, there could be continued downward pressure on U.S. steel prices from imports that will have an adverse effect upon our margins and results of operations.

In addition, we believe the downward pressure on, and depressed levels of, U.S. steel prices have been further exacerbated by imports of steel involving dumping and subsidy abuses by foreign steel producers. Some foreign steel producers are owned, controlled or subsidized by foreign governments. As a result, decisions by these producers with respect to their production, sales and pricing decisions are often influenced to a greater degree by political and economic policy considerations than by prevailing market conditions, realities of the marketplace or consideration of profit or loss. We believe that since 1998, when imports of hot rolled and cold rolled products increased 44% compared to the prior year, domestic steel producers, including us, have been adversely affected by unfairly priced or "dumped" imported steel.

     INTENSE COMPETITION IN THE STEEL INDUSTRY MAY CONTINUE TO EXERT DOWNWARD PRESSURE ON OUR PRICING.

Competition within the steel industry, both domestically and worldwide, is intense and it is expected to remain so. We compete primarily on the basis of
(1) price, (2) quality and (3) the ability to meet our customers' product needs and delivery schedules. Our primary competitors are other mini-mills, which may have cost structures and management cultures more similar to ours than the integrated mills. We also compete with many integrated producers of hot rolled, cold rolled and coated products, many of which are larger and have substantially greater capital resources. The highly competitive nature of the industry, in part, exerts downward pressure on prices for some of our products. Further, over the past few years, more than 18 domestic steel producers have entered bankruptcy proceedings, and now, some of these previously marginal producers have been able to emerge or may in the future emerge from bankruptcy reorganization with lower and more competitive cost structures. Other existing integrated mills with historically high operating costs, including those associated with pension and health care costs of retirees, are requesting financial assistance from the government to provide relief from some of these costs. As a result, the reemergence of some former bankrupt producers or possible governmental monetary assistance to certain other producers may further increase the competitive environment in the steel industry and contribute to further price declines. In the case of certain product applications, steel competes with other materials including, plastic, aluminum, graphite composites, ceramics, glass, wood and concrete. We cannot assure you that we will be able to compete effectively in the future.

The U.S. steel industry also continues to be adversely impacted by excess world steel manufacturing capacity. Over the last decade, the construction of new mini-mills, expansion and improved production efficiencies of some integrated mills and substantial expansion of foreign steel capacity have all led to the excess of manufacturing capacity. Increasingly, this overcapacity, combined with the high levels of steel imports into the United States, have exerted downward pressure on domestic steel prices, including the prices of our products, and has resulted in a dramatic narrowing, or with many companies the elimination, of gross margins. This situation continues to persist. The continued global overcapacity in steel manufacturing and depressed pricing environment for steel will have a material adverse impact on our revenues and results of operations.

     OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY THE CYCLICAL NATURE OF THE STEEL INDUSTRY AND THE INDUSTRIES WE SERVE.

The steel industry is highly cyclical, sensitive to general economic conditions and dependent on the condition of certain other industries. As a result, the price of steel and steel products may fluctuate significantly due to many factors beyond our control. The demand for steel products is generally affected by macroeconomic fluctuations in the United States and global economies in which steel companies sell their products. Future economic downturns, stagnant economies or currency fluctuations in the United States or globally could have an adverse impact on our results of operations.

In addition, we are also particularly sensitive to trends and events, including strikes and labor unrest, that may impact the automotive, oil and gas, gas transmission, construction, commercial equipment, rail transportation, appliance, agricultural and durable goods industries. These industries are significant markets for our products and are themselves highly cyclical. A disruption or downturn in the business of any of these industries could have a material adverse effect upon our production, sales, financial condition and results of operations.

RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK

     OUR STOCK PRICES MAY BE VOLATILE

The market price for shares of our common stock may be significantly affected by such factors as our net sales, earnings and cash flow, the difference between our actual results and results expected by investors and analysts, news announcements involving such things as other steel industry bankruptcies, government action or inaction with regard to limitations on foreign steel imports, price reductions by us or our competitors, or changes in general market conditions. In addition, broad market fluctuation and general economic conditions may adversely affect the market price of our common stock, regardless of our actual performance.

     WE CANNOT BE SURE THAT A MORE ACTIVE MARKET FOR OUR COMMON STOCK WILL
DEVELOP

Our common stock has from time to time experienced relatively low daily trading volumes, and there can be no assurance that a more active trading market for our common stock will develop or, if it does develop, that it will be sustained. The need to liquidate a large block of stock could therefore adversely affect our stock price.

     THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK OVER A SHORT PERIOD COULD ADVERSELY AFFECT THE MARKET PRICE

The number of shares of our common stock that we are issuing to the selling stockholders, as part of our agreement to retire the Iron Dynamics indebtedness, may number between 1.5 and 1.8 million shares, more or less, depending on the market price of the shares on each of the three issuance dates of March 1, March 15 and March 29, 2002, all of which will be eligible for resale, without restriction, after a 90 day period beginning on the date the registration statement is declared effective by the United States Securities and Exchange Commission. During the first 90 day period, the selling stockholders are limited to an aggregate 30,000 share per day resale maximum. In addition, we also have other substantial stockholders who may elect to sell their shares, either without restriction or, in the case of certain officers, directors or affiliates, subject to the requirements of Rule 144 under the Securities Act. If persons who have the right to sell their shares elect to do so in quantities greater than those which can be absorbed in the ordinary course of the daily trading volumes that have historically characterized trading in our shares, this could adversely affect the market price for our common stock and could make it more difficult for you to sell your shares or for us to raise funds through equity offerings in the future.

     CERTAIN PROVISIONS OF INDIANA LAW MAY PRECLUDE A TAKEOVER OF OUR COMPANY WITHOUT THE CONSENT OF OUR BOARD OF DIRECTORS


Certain provisions of the Indiana Business Corporation Law may have the effect of delaying or preventing transactions involving a change of control, as defined under that law, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices. This may limit the ability of stockholders to approve transactions that they may deem to be in their best interest or may delay or frustrate the removal of incumbent directors or management.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sales of shares of common stock being sold by any selling stockholders under this prospectus.

                              SELLING STOCKHOLDERS

All of the shares of our common stock being offered by this prospectus were issued to each selling stockholder pursuant to a settlement agreement between our subsidiary, Iron Dynamics, Inc. and us, and each selling stockholder in its capacity as an Iron Dynamics lender, for the purpose of compromising and retiring certain Iron Dynamics indebtedness to those institutions, as well as certain partial guaranties of that indebtedness for which we were responsible.


The following table sets forth certain information known to us with respect to the ownership of the shares of common stock being sold by each selling stockholder. The following table assumes that the selling stockholders will sell all of the shares being offered for their account by this prospectus. The actual number of shares of common stock that will be registered will actually be determined by dividing $7,333,334 by the closing price of our common stock on the second business day prior to March 1, 2002 and, again, on March 15 and March 29, 2002. The closing price of our common stock on February 27, 2002 was $[o], and, accordingly, the number of shares issued to the selling stockholders on March 1, 2002, the first of the three issuance dates, was [o] shares.


The following table sets forth with respect to each of the selling stockholders
(1) the number of shares of common stock owned by that selling stockholder prior to this offering, (2) the dollar amount of common stock to be sold by that selling stockholder in this offering, (3) the number of shares of common stock that the selling stockholder will own after completion of this offering if the selling stockholder sells the maximum number of shares, and (4) the percentage of the total outstanding common stock that the selling stockholder will own after completion of this offering if the selling stockholder sells the maximum number of shares. Upon completion of this offering, the selling stockholders will own those shares of common stock which they do not sell in this offering.

Except as indicated below, none of the selling stockholders has had any position, office or other material relationship with us within the past three years, other than as an institutional credit provider and as an owner of our shares of common stock. The information included below is based on information provided by the selling stockholders. Because the selling stockholders may offer some or all of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered hereby will be sold.




                                                                                       PERCENTAGE OF
                                              DOLLAR                                   OUTSTANDING COMMON
                              NUMBER OF       AMOUNT OF           NUMBER OF SHARES     STOCK OWNED BY
                              SHARES OF       SHARES OF           OF COMMON STOCK      SELLING STOCKHOLDER
                              COMMON STOCK    COMMON STOCK        OWNED AFTER          AFTER COMPLETION OF
                              OWNED PRIOR TO  TO BE SOLD IN THIS  COMPLETION OF THIS   OFFERING IF MAXIMUM
NAME OF SELLING STOCKHOLDER   THIS OFFERING   OFFERING            OFFERING (1)         NUMBER OF SHARES ARE
                                                                                       SOLD
GE Capital CFE, Inc.                          $6,571,046.18            -0-                  -0-

Kreditanstalt Fur Wiederaufbau                 5,314,744.59            -0-                  -0-

Comerica Bank                                  3,543,163.06            -0-                  -0-

ABN AMRO North America, Inc.                   3,543,163.06            -0-                  -0-

National City Bank, Indiana                    3,027,883.12            -0-                  -0-


(1)  Assumes that all of the common stock registered in this offering is sold.






                              PLAN OF DISTRIBUTION



The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders have not advised us of any specific plan for distribution of the shares offered hereby, but we anticipate that the shares of common stock will be sold from time to time by the selling stockholders or their donees, pledgees, transferees and other successors in interest in one or more transactions, individually or through one or more brokers acting for the account of one or more of the selling stockholders, at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. When used herein, the term selling stockholders refers to all of their donees, pledgees, transferees and other successors in interest. The shares of common stock may be sold from time to time in one or more types of transactions, which may include block transactions, on the Nasdaq National Market, on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, in the over-the-counter market, in private transactions, through options, in an underwritten offering, a combination of any of the above transactions, or any other lawful methods.



If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering. The supplement will set forth the aggregate number of shares of common stock being offered and the terms of such offering, including the name or names of the broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.



The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through broker-dealers or agents. Each of the selling stockholders acquired its shares other than in the ordinary course of business. None of the selling stockholders are broker-dealers. Each of the selling stockholders, except for Kreditanstalt Fur Wiederaufbau, however, has one or more affiliates which are broker-dealers. Therefore, these selling stockholders, except for Kreditanstalt Fur Wiederaufbau, and any broker-dealer or agent that participates in the distribution of the shares of common stock are underwriters within the meaning of Section 2(a)(11) of the Securities Act with respect to the shares each of them may offer for sale, and subject to the prospectus delivery requirements of the Securities Act. Accordingly, any profits on the resale of shares of common stock and any compensation received by any such broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.



The selling stockholders, alternatively, may sell all or any part of the shares offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. We have agreed that if we choose to register a primary offering of our own common shares, which we have agreed not to do, in any event if at all, prior to June 15, 2002, we will afford the selling stockholders "piggyback" registration rights to sell all or any portion of their shares as a part of such registered offering. If we effect such an offering, we have the right, at any time after June 15, 2002, on ten days written notice to the selling stockholders, to suspend the effectiveness of this shelf registration for a period not to exceed 90 days, during which we would be able to effect our offering and during which the selling stockholders would not be entitled to effect sales of shares pursuant to this registration statement. Following such registration, we would reinstate the effectiveness of this registration statement. In either case, if one or more selling stockholders enter into an underwriting agreement of their own, or we elect to effect a primary registered offering of our own, the relevant details will be set forth in an amendment to this registration statement and in a supplement or revision to this prospectus.



The selling stockholders have also agreed that for a period of 90 days, through May 31, 2002, they will not, in the aggregate, sell more than 30,000 shares on any single trading day. Each selling stockholder has also individually agreed that, during this restricted period, and unless the selling stockholders as a group may otherwise agree to allocate to one selling stockholder a portion of another selling stockholder's unused daily amount, it will not sell more on any day than its ratable share of the 30,000 daily maximum.



Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not necessarily sell all of the shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

To comply with the securities laws of certain jurisdictions, if applicable, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.



Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market-making activities with respect to our common stock for a specified period prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act and the rules and regulations promulgated under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.



All expenses of this registration will be paid by us. These expenses include the preparation and filing of this prospectus and the related registration statement with the Securities and Exchange Commission, as well as filing fees and fees under state securities or Blue Sky laws. The selling stockholders will pay their own commissions, discounts, selling and other disposition expenses.



                                  LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Barrett & McNagny LLP, Fort Wayne, Indiana.

                                     EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 2000 and 1999, and for each of the two years in the period ended December 31, 2000 included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing. The consolidated financial statements as of December 31, 1998, and for year then ended, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

The following documents we have filed with the SEC are incorporated herein by reference:

     1.   Our Annual Report on Form 10-K for the year ended December 31, 2000;

     2. Our Quarterly Report on Form 10-Q for the three month period ended March 31, 2001;


     3. Our Quarterly Report on Form 10-Q for the three month period ended June 30, 2001;


     4. Our Quarterly Report on Form 10-Q for the three month period ended September 30, 2001;


     5.   Our Current Report on Form 8-K filed on February 5, 2002;



     6.   Our Amended Current Report on Form 8-K filed on February 26, 2002;



     7.   Our Current Report on Form 8-K filed on February 27, 2002; and




     8. The description of our common stock, par value $.01 per share, included in our registration statement on Form 8-A filed with the SEC on November 13, 1996, including any amendments or reports filed for the purpose of updating such description.


All documents or reports we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of the document or report. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

We will provide without charge to any person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, other than exhibits not specifically incorporated by reference into the texts of such documents. Requests for such documents should be directed to:

                              Steel Dynamics, Inc.
                      6714 Pointe Inverness Way, Suite 200
                            Fort Wayne, Indiana 46804
                            Telephone: (260) 459-3553
                        Attention: Tracy L. Shellabarger
                       e-mail: tracy.shellabarger@stld.com

You should rely on the information incorporated by reference or included in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders may only use this prospectus to sell securities if a prospectus supplement is delivered with the prospectus, to the extent one is required. The selling stockholders are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates set forth on the front of these documents.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC pursuant to the Securities Act, of which this prospectus is a part. The registration statement contains additional information about us and about our common stock.

We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The file number of our SEC filings is 0-21719. You may read and copy any document we file with the SEC at the following SEC public reference rooms:

         Judiciary Plaza
         450 Fifth Street, N.W.                         500 West Madison Street
         Room 1024                                      14th Floor
         Washington, D.C. 20549                         Chicago, Illinois 60601

   Washington, D.C. 20549                     Chicago, Illinois 60601

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. For a fee, the SEC will send copies of any of our filings to you. In addition, our filed reports, proxy statements and other information are contained in the Internet website maintained by the SEC. The address is http://www.sec.gov.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of estimated expenses in connection with the sale of the securities being registered by this registration statement.

                                     Expense                                     Estimated Amount
                  Securities and Exchange Commission registration fee..............$ 2,024.46
                  Printing......................................................... 15,000.00
                  Accounting fees and expenses.....................................  7,500.00
                  Legal fees and expenses.......................................... 15,000.00
                                                                                   ----------
                      Total........................................................$39,524.46
                                                                                   ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Chapter 37 of the Indiana Business Corporation Law, Article IX of our Amended and Restated Articles of Incorporation provides that we shall indemnify a director or officer against liability, including expenses and costs of defense, incurred in any proceeding, if that individual was made a party to the proceeding because the individual is or was a director or officer, or, at our request, was serving as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether or not for profit, so long as the individual's conduct was in good faith and with the reasonably belief, in connection with the individual's "official capacity," that the conduct was in our beset interests, or, in all other cases, that the conduct was at least not opposed to our best interests. In the case of any criminal proceeding, the duty to indemnify applies so long as the individual either had reasonable cause to believe that the conduct was lawful, or had no reasonable cause to believe that the conduct was unlawful. Conduct with respect to an employee benefit plan in connection with a matter the individual believed to be in the best interests of the participants in and beneficiaries of the plan is deemed conduct that satisfies the indemnification standard that the individual reasonably believed that the conduct was at least not opposed to our best interests.

We may advance or reimburse for reasonable expenses incurred by a person entitled to indemnification, in advance of final disposition, if the individual furnishes us with a written affirmation of his or her good faith belief that the applicable standard of conduct was observed, accompanied by a written undertaking to repay the advance if it is ultimately determined that the applicable standards were not met.

In all cases, whether in connection with advancement of expenses during a proceeding, or afterward, we may not grant indemnification unless authorized in the specific case after a determination has been made that indemnification is permissible under the circumstances. The determination may be made either by our board of directors, by majority vote of a quorum consisting of directors not at the time parties to the proceeding, or, if a quorum cannot be so obtained, then by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding. Alternatively, the determination can be made by special legal counsel selected by the board of directors or the committee, or by the stockholders, excluding shares owned by or voted under the control of persons who are at the time parties to the proceeding. In the event that a person seeking indemnification believes that it has not been properly provided that person may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. In such a proceeding, a court is empowered to grant indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the person met the standard of conduct for indemnification.

We may purchase and maintain insurance on behalf of our directors, officers, employees or agents , insuring against liability arising from his or her status as a director, officer, employee, or agent, whether or not we would have the power to indemnify the individual against the same liability under Article IX.
Article IX does not preclude us from providing indemnification in any other manner.

The indemnification provisions set forth in Article IX of the Amended and Restated Articles of Incorporation, as well as the authority vested in our board of directors by Chapter 37 of the Business Corporation Law to grant indemnification beyond that which is described in Article IX, may be sufficiently broad to provide indemnification of our directors and officers for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

We have obtained liability insurance for the benefit of our directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as our officers or directors, or any of our subsidiaries, due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

EXHIBITS


  2.1 Agreement (Settlement Agreement), dated as of January 28, 2002, by and among Steel Dynamics, Inc., Iron Dynamics, Inc., various signatory banks, and Mellon Bank, N.A. as Agent for the Iron Dynamics lenders, incorporated by reference to the identically numbered exhibit to Steel Dynamics, Inc.'s Amended Current Report on Form 8-K, filed February 26, 2002.



 *3.2a   Bylaws of Steel Dynamics, Inc.


  4.1 Registration Rights Agreement, dated as of January 28, 2002, among Steel Dynamics, Inc., various financial institutions which are to receive Steel Dynamics, Inc. common stock under the Settlement Agreement annexed as Exhibit 2.1, and Mellon Bank as Agent, incorporated by reference to the identically numbered exhibit to Steel Dynamics, Inc.'s Amended Current Report on Form 8-K, filed February 26, 2002.


  *5.1   Legal Opinion of Barrett & McNagny LLP regarding legality.

  *23.1  Consent of Ernst & Young LLP.

  *23.2  Consent of Deloitte & Touche LLP.

   23.3  Consent of Barrett & McNagny LLP (included in Exhibit 5.1).

[24.1] Power of Attorney, incorporated by reference from Exhibit 24.1 to registrant's Form S-3 registration statement, filed February 5, 2002.


---------------------

*Filed herewith

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) to not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.


(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned duly authorized attorneys-in-fact, thereunto duly authorized in the City of Fort Wayne, State of Indiana, on February 27, 2002.



                       STEEL DYNAMICS, INC.

                       By:   /s/ Keith E. Busse
                       Name:  Keith E. Busse
                       Title: President and Chief Executive Officer

                       By:   /s/ Tracy L. Shellabarger
                       Name:  Tracy L. Shellabarger
                       Title: Vice President and Chief Financial Officer

                       By:   /s/ Tracy L. Shellabarger, Attorney-in-fact
                       Name:  Mark D. Millett
                       Title: Vice President & Director

                       By:    /s/ Tracy L. Shellabarger, Attorney-in-fact
                       Name:  Richard P. Teets, Jr.
                       Title: Vice President & Director

                       By:    /s/ Tracy L. Shellabarger, Attorney-in-fact
                       Name:  Leonard Rifkin
                       Title: Director

                       By:    /s/ Tracy L. Shellabarger, Attorney-in-fact
                       Name:  John C. Bates
                       Title: Director

                       By:    /s/ Tracy L. Shellabarger, Attorney-in-fact
                       Name:  Richard J. Freeland
                       Title: Director

                       By:    /s/ Tracy L. Shellabarger, Attorney-in-fact
                       Name:  James E. Kelley
                       Title: Director

                                  EXHIBIT INDEX


EXHIBITS

   2.1 Agreement (Settlement Agreement), dated as of January 28, 2002, by and among Steel Dynamics, Inc., Iron Dynamics, Inc., various signatory banks, and Mellon Bank, N.A. as Agent for the Iron Dynamics lenders, incorporated by reference to the identically numbered exhibit to Steel Dynamics, Inc.'s Amended Current Report on Form 8-K, filed February 26, 2002.

  *3.2a   Bylaws of Steel Dynamics, Inc.

   4.1 Registration Rights Agreement, dated as of January 28, 2002, among Steel Dynamics, Inc., various financial institutions which are to receive Steel Dynamics, Inc. common stock under the Settlement Agreement annexed as Exhibit 2.1, and Mellon Bank as Agent, incorporated by reference to the identically numbered exhibit to Steel Dynamics, Inc.'s Amended Current Report on Form 8-K, filed February 26, 2002.

  *5.1    Legal Opinion of Barrett & McNagny LLP regarding legality.

 *23.1    Consent of Ernst & Young LLP.

 *23.2    Consent of Deloitte & Touche LLP.

  23.3    Consent of Barrett & McNagny LLP (included in Exhibit 5.1).

  24.1 Power of Attorney, incorporated by reference from Exhibit 24.1 to registrant's Form S-3 registration statement, filed February 5, 2002.


---------------------

*Filed herewith


                                     II-5